Exhibit 10.96

STANDARD BIOTOOLS INC.

Outside Director Equity Compensation Policy

(as amended and restated effective August 9, 2022)

Standard BioTools Inc. (the “Company”) believes that the granting of equity compensation represents a powerful tool to attract, retain and reward members of its board of directors who are not Employees (“Outside Directors”) and to align the interests of our Outside Directors with those of our stockholders. This Outside Director Equity Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy have the meanings given such terms in the Company’s 2011 Equity Incentive Plan (the “Plan”).

This amended and restated Policy will be effective as of August 9, 2022 (the “Effective Date”). Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections (c) and (d) of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) Type of Option. Options granted pursuant to this Policy will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(b) No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Section (e) below and Section 13 of the Plan).

(c) Initial Award. Each person who first becomes an Outside Director following the Effective Date automatically will be granted the number of Restricted Stock Units having a Value of $148,500, rounded to the nearest whole share (the “Initial Award”) on the date on which such person first becomes an Outside Director following the Effective Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.

(d) Annual Award. Each Outside Director automatically will be granted (i) an Option having a Value of $57,500, rounded to the nearest whole share (the “Annual Option Award”) and (ii) the number of Restricted Stock Units having a Value of $57,500, rounded to the nearest whole share (the “Annual RSU Award,” and collectively, the “Annual Award”) on the date of each annual meeting of the stockholders of the Company; provided, however, that a Director who receives an Initial Award at any annual meeting of stockholders will not also receive an Annual Award on that date.

(e) Terms. The terms of each Award granted pursuant to this Policy will be as follows:

(i)
The term of each Option granted in accordance with the Policy will be ten (10) years.

(ii)
The exercise price per Share of each Option granted pursuant to this Policy will equal 100% of the Fair Market Value per share of the Common Stock on the date of grant.
(iii)
Subject to Section 13 of the Plan, the Initial Award will vest as to 25% of the total number of Shares subject thereto on each anniversary of the date of grant, provided that the Outside Director continues to serve as a Director through each such date.
(iv)
Subject to Section 13 of the Plan, the Annual Option Award will vest and become exercisable as to 1/12 of the Shares subject to the Annual Option Award each month after the date of grant, provided that the Outside Director continues to serve as a Director through each such date.
(v)
Subject to Section 13 of the Plan, the Annual RSU Award will fully vest on the earlier to occur of: (i) one day prior to the date of the Company’s next annual meeting of stockholders held after the date of grant or (ii) the anniversary of the date of grant, in each case, provided that the Outside Director continues to serve as a Director through the vesting date.
(vi)
For purposes of this Policy, “Value” means (i) with respect to an Option, the grant date fair value (as determined in accordance with U.S. generally accepted accounting principles and as reflected in the Company’s financial statements); and (ii) with respect to an RSU Award, the applicable dollar amount divided by average of the closing trading price of a Share for the 30-trading day period ending on the trading day prior to the date of grant.
(f)
Revisions. The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number or value of Shares therefor and the exercise prices thereof, for Awards granted on or after the date the Administrator determines to make any such change or revision.
(g)
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Policy, will adjust the number of Shares issuable pursuant to Initial Awards and Annual Awards to be granted under Sections (c) and (d) of the Policy.
(h)
Change in Control. In the event of a Change in Control, with respect to Awards granted to Outside Directors, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Awards, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

* * *